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                                                                   EXHIBIT 10.01

                AMENDMENT TO 1997 STOCK OPTION PLAN, AS AMENDED

On March 11, 1999, the Board of Directors of the Company approved amending the above-referenced plan to increase the number of shares of common stock, par value $.10 per share, of the Company available for grant as stock options by 1,000,000 shares. All other terms of the plan remained unchanged.